Exhibit 99.1

For Immediate Release

Contact: Robert J. Habig
650.610.2900
ir@avistar.com

AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS
FOR 2006 AND THE FOURTH QUARTER OF 2006

REDWOOD SHORES, CA — January 25, 2007 — Avistar Communications Corporation (NASDAQ: AVSR), a video collaboration platform provider, today announced financial results for the three and twelve months ended December 31, 2006.

Revenue for the three months ended December 31, 2006 was $ 2.3 million, compared to revenue of $7.3 million for the three months ended September 30, 2006 and $1.8 million for the three months ended December 31, 2005. The decrease in revenue between the third and fourth quarters of 2006 was largely due to a licensing agreement concluded in the quarter ended September 30, 2006 among Avistar, its wholly-owned subsidiary, Collaboration Properties, Inc. (CPI), Sony Corporation and Sony Computer Entertainment, Inc. (SCEI), under which CPI received a license fee of $5.0 million. Income from settlement and patent licensing was $1.1 million for the three month period ended December 31, 2006, as well as for the three month periods ended September 30, 2006 and December 31, 2005.

Avistar reported a net loss of $3.2 million, or $0.09 per basic and diluted share, for the three months ended December 31, 2006.  Avistar reported a net profit of $1.8 million, or $0.05 per basic and diluted share, for the three months ended September 30, 2006, and a net loss of $2.1 million, or $0.06 per basic and diluted share, for the three months ended December 31, 2005.  The net loss for the fourth quarter of 2006 reflects, among other things, $0.5 million of employee stock compensation expense related to the adoption of Financial Accounting Standard No. 123R by Avistar, effective as of January 1, 2006.  Net loss for the three months ended September 30, 2006 included $0.5 million of stock compensation expense, and net loss for the three months ended December 31, 2005 did not include any employee stock compensation expense.

Revenue for the twelve months ended December 31, 2006 was $13.2 million, as compared to $6.9 million for the twelve months ended December 31, 2005.  Income from settlement and patent licensing was $4.2 million for both of the twelve month periods ended December 31, 2006 and December 31, 2005. Avistar reported a net loss of $8.1 million, or $0.24 per basic and diluted share, for the twelve months ended December 31, 2006.  For the twelve months ended December 31, 2005, Avistar reported a net loss of $5.2 million, or $0.15 per basic and diluted share.

As of December 31, 2006, Avistar had cash and cash equivalents of $7.9 million.

“Avistar had a notable year in 2006,” stated Gerald J. Burnett, Chairman and Chief Executive Officer of Avistar.  “The company was granted additional patents, bringing our total portfolio to seventy-four, one of which now relates to instant messaging, with more anticipated.  We concluded a licensing agreement with Sony Corporation, expanding the number of technology companies who have recognized the importance of our intellectual property and have entered into licensing arrangements with us.”

Dr. Burnett continued, “We anticipate that the revenue growth that we experienced in 2006 will continue in 2007, allowing the company to achieve profitability during 2007.  We also anticipate that our efforts with and through partners will expand our sales opportunities, and allow us to access new constituencies with our proven technology.”

About Avistar Communications Corporation
Avistar Communications Corporation develops, markets, and supports a video collaboration platform for the enterprise, all powered by the AvistarVOS™ software. From the desktop, Avistar delivers business-quality video calling, recording, publishing to web and e-mails, video-on-demand, broadcast origination and distribution, and document sharing.  Avistar video-enables business processes by integrating visual communications into the daily workflow and connecting communities of users within and across enterprises. Founded in 1993, Avistar is headquartered in Redwood Shores, California, with offices in New York and London. Avistar’s technology is used in more than 35 countries.

Collaboration Properties, Inc. (CPI), a wholly owned subsidiary of Avistar Communications Corporation, was founded in 1997. CPI develops patents for presence-based interactions, wireless communications, desktop video, recorded and live media at the desktop, multimedia documents, data sharing, and a service-rich video network architecture. It holds a current portfolio of 74 patents for inventions in the primary areas of video and network technology. CPI offers licenses to its patent portfolio and Avistar’s video-enabling technologies to companies in the video conferencing, rich-media services, public networking, and related industries. Current licensees include Sony Corporation, Polycom, Inc., and Emblaze-VCON.

For more information, visit www.avistar.com.

Forward Looking Statements

Statements made in this news release that are not purely historical, including but not limited to statements regarding anticipated revenue growth and expansion of sales opportunities, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as Avistar’s lengthy sales cycle, volatility in Avistar’s sales and licensing activities, market acceptance of Avistar’s products, increased competition in the market for video collaboration products, and challenges associated with protecting Avistar’s intellectual property.  As a result of these and other factors, Avistar expects to experience significant fluctuations in revenue and operating results, and there can be no assurance that Avistar will become or remain profitable in the future, or that its future results will meet expectations. These and other risk factors are discussed in Avistar’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. Avistar disclaims any intent or obligation to update these forward-looking statements.

Copyright © 2007 Avistar Communications Corporation. All rights reserved. Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
for the three and twelve months ended December 31, 2006 and 2005
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue:
Product	$1,233	$974	$4,528	$3,403
Licensing	84	—	5,155	—
Services, maintenance and support	1,020	835	3,542	3,508
Total revenue	2,337	1,809	13,225	6,911
Costs and expenses:
Cost of product revenue*	834	593	3,185	1,892
Cost of services, maintenance and support revenue*	454	632	1,820	2,220
Income from settlement and patent licensing	(1,055)	(1,055)	(4,226)	(4,226)
Research and development*	1,519	1,292	5,753	3,544
Sales and marketing*	1,315	1,080	5,488	3,379
General and administrative*	2,576	1,441	9,682	5,697
Total costs and expenses	5,643	3,983	21,702	12,506
Loss from operations	(3,306)	(2,174)	(8,477)	(5,595)
Other income (expense):
Interest income	65	172	299	537
Other income (expense), net	50	(100)	29	(116)
Total other income, net	115	72	328	421
Net loss	$(3,191)	$(2,102)	$(8,149)	$(5,174)

Net loss per share - basic and diluted	$(0.09)	$(0.06)	$(0.24)	$(0.15)
Weighted average shares used in calculating basic and diluted net loss per share	34,031	33,738	33,928	33,600

*Including stock based compensation of:

Cost of products, services, maintenance and support revenue	$42	$—	$155	$—
Research and development	157	—	618	—
Sales and marketing	132	—	497	—
General and administrative	193	31	764	100
	$524	$31	$2,034	$100

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
as of December 31, 2006 and December 31, 2005
(in thousands, except share and per share data)

	December 31,	December 31,
	2006	2005
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$7,854	$8,216
Marketable securities	—	2,995
Total cash, cash equivalents and marketable securities	7,854	11,211
Accounts receivable, net of allowance for doubtful accounts of $51 and $121 at December 31, 2006 and 2005, respectively	1,409	1,428
Inventories, including inventory shipped to customers’ sites, not yet installed of $70 and $28 at December 31, 2006 and 2005, respectively	712	675
Deferred settlement and patent licensing costs	1,256	1,256
Prepaid expenses and other current assets	534	463
Total current assets	11,765	15,033
Long-term marketable securities	—	958
Property and equipment, net	256	311
Long-term deferred settlement and patent licensing costs	2,391	3,685
Other assets	287	371
Total assets	$14,699	$20,358

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Line of credit	$3,000	$—
Accounts payable	1,578	1,004
Deferred income from settlement and patent licensing	5,520	5,520
Deferred services revenue and customer deposits	1,979	712
Accrued liabilities and other	2,263	1,491
Total current liabilities	14,340	8,727
Long-term liabilities:
Long-term deferred income from settlement and patent licensing and other	10,308	15,789
Total liabilities	24,648	24,516
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 250,000,000 shares authorized at December 31, 2006 and 2005; 35,219,768 and 34,939,124 shares issued at December 31, 2006 and 2005, respectively	35	35
Less: treasury common stock, 1,181,625 at December 31, 2006 and 2005, respectively, at cost	(53)	(53)
Additional paid-in-capital	92,865	90,519
Other comprehensive loss	—	(12)
Accumulated deficit	(102,796)	(94,647)
Total stockholders’ equity (deficit)	(9,949)	(4,158)
Total liabilities and stockholders’ equity (deficit)	$14,699	$20,358

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31, 2006 and 2005
(in thousands)

	Years Ended December 31,
	2006	2005
	(unaudited)

Cash Flows from Operating Activities:
Net loss	$(8,149)	$(5,174)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	345	273
Stock based compensation for options issued to consultants and employees	2,034	100
Provision for doubtful accounts	(70)	99
Changes in assets and liabilities:
Accounts receivable	89	(641)
Inventories	(37)	62
Prepaid expenses and other current assets	(71)	(9)
Deferred settlement and patent licensing costs	1,294	1,256
Other assets	84	(85)
Accounts payable	574	(101)
Deferred income from settlement and patent licensing and other	(5,481)	(5,445)
Deferred services revenue and customer deposits	1,267	(36)
Accrued liabilities and other	772	204
Net cash used in operating activities	(7,349)	(9,497)

Cash Flows from Investing Activities:
Purchase of short and long-term marketable securities	—	(3,965)
Maturities of short-term marketable securities	3,965	—
Purchase of property and equipment	(290)	(392)
Net cash provided by (used in) investing activities	3,675	(4,357)

Cash Flows from Financing Activities:
Proceeds from line of credit	3,000	—
Proceeds from issuance of common stock	312	414
Net cash provided by financing activities	3,312	414
Net decrease in cash and cash equivalents	(362)	(13,440)
Cash and cash equivalents, beginning of year	8,216	21,656
Cash and cash equivalents, end of period	$7,854	$8,216

Supplemental Cash Flow Information:
Cash paid for income taxes	$—	$357
Cash paid for interest	$2	$1